DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C

DocuSign Envelope ID: BE02709E-4564-41C5-8E4C-BF2095141A0C August 7

BLACKBERRY LIMITED

INDUCEMENT TIME-BASED RESTRICTED SHARE UNIT AGREEMENT

This inducement restricted share unit agreement (the **"RSU Agreement"**) is entered into between BlackBerry Limited (the "**Corporation**") and Thomas Eacobacci ("**you**" or the "**Participant**") as a material inducement to the decision by you to enter into the employment agreement effective as of June 15, 2020 between you and BlackBerry Corporation (the "**Employment Agreement**").

This RSU Agreement confirms that:

1. On July 23, 2020 (the "**Award Date**"), you were granted 843,881 restricted share units (the "**RSUs**") of the Corporation (the "**Award**"). Each RSU represents the right to receive a common share of the Corporation (a "**Share**").

2. Vesting of the Award will not be subject to the attainment of performance objectives.

3. The Award, to the extent noted immediately below, shall Vest at 5:00 p.m. Eastern time on the following dates (each a "**Vesting Date**"):

Date	**Number of Vested RSUs**
July 23, 2021	281,294
July 23, 2022	281,294
July 23, 2023	281,293
Total	**843,881**

provided, however, that if you are not actively employed with the Corporation or any affiliate of the Corporation designated by the Board from time to time (a "**Participating Entity**") continuously during the period (the "**Vesting Period**") commencing on the Award Date and ending on the Expiry Date (as defined below) due to an Approved Leave of Absence (as defined below), the applicable Vesting Date shall be extended by a period equal to the aggregate of the period(s) of inactive employment between the Award Date and the Vesting Date, provided that the affected RSUs shall vest prior to the Expiry Date. An "**Approved Leave of Absence**" means (i) any personal or education leave in excess of four (4) weeks in duration, (ii) any period during which you are in receipt of long-term disability benefits, or (iii) any period during which your status of employment changes from full-time to part-time (being less than twenty-five (25) hours per week).

4. All RSUs granted under this Award will expire on December 31, 2023 (the "**Expiry Date**").

5. Subject to the provisions of Sections 6, 7 and 8 below, the Award will expire immediately, be forfeited and be of no force or effect on the date upon which you cease to be an officer or employee of a Participating Entity for any reason. For the purposes of this RSU Agreement and this Section 5, you shall cease to be an employee or officer of a Participating Entity on the earlier of: (i) your last day worked; and (ii) the date of delivery of the notice of termination of employment, provided such date shall not be prior to the last day of any minimum statutory notice period, if applicable (such date being hereafter referred to as the "**Date of Termination**").

6. In the event that your employment is terminated by the Corporation without Just Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement) prior to the Expiry Date, the Award shall continue to vest during the Severance Period (as defined in the Employment Agreement) in accordance with the provisions of Section 3 above. After the Severance Period, any unvested RSUs not vested will expire immediately, be forfeited and of no force or effect.

7. In the event that your employment is terminated by the Corporation without Just Cause or by you for Good Reason, and if such termination by the Corporation or by you occurs on or within twenty-four (24) months of a Change of Control (as defined in the Employment Agreement) or during the period preceding the effective date of a Change of Control but after the Corporation has commenced discussions or negotiations with a potential acquiror (the "**Acquiror**"), which discussion or negotiations result in a Change of Control with the Acquiror or any affiliate of the Acquiror, any unvested RSUs subject to this RSU Agreement will immediately vest on the Date of Termination.

8. If you die, all of your unvested RSUs will immediately vest and your estate will have the rights that you have under this RSU Agreement with respect to such vested RSUs.

9. On each Vesting Date, or as soon as practicable following such date, such day referred to herein as the "**Settlement Date**", the Corporation shall issue from treasury the number of Shares that are issuable to you on the Settlement Date, as fully paid and non-assessable Shares.

10. If you are a resident of the United States, the intent of the Corporation is that payments and benefits under this RSU Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended ("**Section 409A**"), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Agreement shall be interpreted and be administered to be in compliance therewith. It is intended that payments made in settlement of RSUs on or before the 15th day of the third month following the end of the Participant's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture shall be exempt from compliance with Section 409A pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the applicable Treasury Regulations. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated

employment or service with the Corporation or its Affiliates for purposes of the Award and no payment shall be due to the Participant under the Award until the Participant would be considered to have incurred a "separation from service" from the Corporation or its Affiliates within the meaning of Section 409A. Notwithstanding anything to the contrary in this RSU Agreement, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition on any individual of additional income tax under Section 409A, the settlement and payment of such awards shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier), to the extent necessary to avoid the imposition of such taxes.

11. The number of the Corporation's Shares that may be: (i) issued to insiders of the Corporation, within any one-year period; or (ii) issuable to insiders of the Corporation, at any time, in each case, under this RSU Agreement alone, or when combined with all of the Corporation's other security-based compensation arrangements, cannot exceed 10% of the Corporation's total issued and outstanding Shares. For the purposes of this RSU Agreement, "insider" and "security-based compensation arrangement" have the meanings set out in the TSX Company Manual.

By accepting this RSU Agreement, you acknowledge and agree that:

(i) you have received, read and understand this RSU Agreement and you will abide by its terms and conditions;

(ii) the terms of this RSU Agreement are to be treated by you as confidential;

(iii) nothing herein, or otherwise, implies any right of you to participate, or be considered for participation, in any later grant of RSUs or equity awards, which shall in all cases be at the sole discretion of the Corporation;

(iv) no fractional Shares will be issued on the settlement of an RSU. Accordingly, if as a result of any adjustment to the number of RSUs in your RSU Account (further described in paragraph (xvi)), you are entitled to receive a fractional Share on the settlement of an RSU, you have the right to acquire only the number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares so disregarded;

(v) under no circumstances shall the RSUs be considered Shares or other securities of the Corporation, nor shall they entitle you to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, nor shall you be considered the owner of Shares by virtue of the grant of the RSUs;

(vi) the Corporation makes no representations or warranties to you with respect to this RSU Agreement or the Award whatsoever. You are expressly advised that the value of any Award will fluctuate as the trading price of the Shares fluctuates;

(vii) this RSU Agreement will be administered by the Board and the Executive Chair and each of the Board and the Executive Chair has complete authority, in their discretion, to interpret the provisions of this RSU Agreement. In administering and interpreting this RSU Agreement, the Board and the Executive Chair may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this RSU Agreement and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this RSU Agreement which the Board or the Executive Chair determines, in its discretion, are necessary or advisable. The determinations and actions of the Board or the Executive Chair within their authority under this RSU Agreement are final, conclusive and binding on the Corporation, its affiliates and all other "**Persons**" (defined as any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative);

(viii) in seeking the benefits of participation in this RSU Agreement, you agree to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the RSUs;

(ix) your "**Personal Information**" (which includes, but is not limited to, any information that identifies you, which may include where applicable your name, date of birth, contact information, employment information, and financial information), may be submitted to the Corporation's third party equity plan administrator, Solium Capital Inc. ("**Administrator**") or third party service providers, whether directly by you through your use of the Administrator's administration platform ("**Administrator Platform**"), or indirectly through the Corporation. You consent to the collection, use, processing, reproduction, storage, transmission, and/or disclosure of your Personal Information by the Administrator, the Corporation and/or third party service providers in order to: (i) properly identify you and establish and maintain your account(s) with the Administrator on, and provide services to you (including the processing of transaction instructions relating to the RSUs granted to you hereunder) through, the Administrator Platform; (ii) for any purposes permitted or required by any applicable law; (iii) from time to time, contact third parties who keep Personal Information about you in order to gather information necessary to properly service

your account with the Administrator; (iv) complete and effect any filings, tax deductions, withholdings and remittances or other remittances required pursuant to any applicable law or regulation or this RSU Agreement; and/or (v) for any of the other purposes which are set out in the Corporation's current privacy policy, at http://www.blackberry.com/legal/privacy.shtml which are incorporated into this RSU Agreement by reference and which you hereby confirm and agree you have reviewed and read (collectively, the "**Purpose**"). The amount and type of Personal Information collected and used by the Administrator, third party service providers and/or the Corporation hereunder is limited to what is necessary to fulfill the Purpose. Your Personal Information will be kept confidential and will be disclosed only as necessary to fulfill the Purpose or as may otherwise be required by any applicable law or regulation;

(x) the Corporation and the Participating Entities assume no responsibility as regards to the tax consequences that participation under this RSU Agreement will have for you and you are solely liable for any taxes, interest or penalties associated herewith, whether income, sales, value-added (such as HST or GST), or other harmonized taxes which may be payable to Canada Revenue Agency under the *Income Tax Act* (Canada) or any other taxing authority in respect of the RSUs or interest charges thereon and the delivery of Shares from the Corporation's treasury pursuant to this RSU Agreement is contingent upon payment by you of applicable withholding requirements. Applicable taxes, as required by applicable law, may be deducted or withheld from any such payment in settlement of your RSUs by either the Administrator or the Corporation or one of their respective third party service providers; provided, however, that if you are unable to sell shares subject to the RSUs to satisfy your withholding obligations, the Corporation agrees that you will be permitted to satisfy your tax withholding obligations by means of stock withholding (i.e., the Corporation will withhold shares subject to your RSUs equal in value to the withholding taxes). **YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN SUCH REGARD;**

(xi) you will comply with the Corporation's Insider Trading Policy and applicable securities laws in connection with any sale of Shares;

(xii) you may not sell the Shares if you are in possession of material information concerning the Corporation or its securities that is not generally known to the public and, even if you do not believe you are in possession of material non-public information about the Corporation or its securities, you may be subject to regular or special trading blackouts, pre-clearance requirements

or other trading restrictions from time to time which you hereby agree to comply with;

(xiii) you represent that you are not currently subject to any cease trading order or similar restriction on trading Shares issued by any securities regulatory authority, and you agree that you will immediately notify the Corporation if you become subject to any such order or restriction;

(xiv) you have entered into the administration agreement required by the Administrator with the Corporation and the Award under this RSU Agreement is subject to your compliance with the terms and conditions of that binding agreement with the Corporation;

(xv) this RSU Agreement will be governed by and construed in accordance with the law of Ontario, Canada, and the federal laws of Canada applicable therein, and you, the Corporation and any other affiliate will submit to the jurisdiction of the courts of Ontario in relation to anything arising under this RSU Agreement;

(xvi) an RSU Account shall be maintained by the Corporation for you and will be credited with the RSUs granted under this RSU Agreement. RSUs that fail to vest, or that are paid out to you, shall be cancelled and shall cease to be recorded in your RSU Account as of the date on which such RSUs are forfeited or cancelled under this RSU Agreement or are settled, as the case may be. No dividends or dividend equivalents may be credited in connection with an RSU;

(xvii) the provisions contained in this RSU Agreement and the existence of your RSUs shall not affect in any way the right of the Corporation or its shareholders or affiliates to take any action, including any change in the Corporation's capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Corporation or of an affiliate thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Corporation or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on the RSUs granted hereunder;

(xviii) if the Corporation effects a subdivision or consolidation of Shares or any similar capital reorganization, amalgamation, combination, recapitalization, stock split, reverse stock split, spin-off, or a payment of a dividend (whether in cash, shares or other property, other than an ordinary cash dividend), or if any other change is made in the capitalization

of the Corporation that, in the opinion of the Board or the Executive Chair, would warrant the amendment or replacement of the existing Award in order to adjust the number of RSUs in your RSU Account in order to preserve proportionately your rights and obligations under this RSU Agreement, the Board or the Executive Chair will authorize such steps to be taken as may be equitable and appropriate to that end;

(xix) in the event of a Change of Control (as defined in your Employment Agreement), the Board and the Executive Chair shall have the authority to take all necessary steps so as to ensure the preservation of your economic interests in, and to prevent the dilution or enlargement of, any RSUs, which shall include ensuring that the Corporation or any entity which is or would be the successor to the Corporation or which may issue securities in exchange for Shares upon the Change of Control becoming effective will assume the outstanding RSUs, or will provide you with new or replacement or amended RSUs which will continue to vest following the Change of Control on similar terms and conditions as provided in this RSU Agreement;

(xx) the Corporation is not obligated to issue or cause to be purchased any Shares or other securities, make any payments or take any other action if, in the opinion of the Board or the Executive Chair, in their discretion, such action would constitute a violation by you or the Corporation of any provision of any applicable statutory or regulatory requirement of any government or governmental authority;

(xxi) the granting of the RSU is not to be construed as giving you a right to remain in the employ of BlackBerry Corporation;

(xxii) the Board or the Executive Chair may amend the RSUs; provided, that no such amendment shall adversely affect your material rights under this RSU Agreement without your consent;

(xxiii) without limiting the generality of the foregoing, the Board or the Executive Chair may make the following amendments to this RSU Agreement without seeking shareholder approval (and, for greater certainty, such amendments would be subject to your consent if required by clause (xxii)):

(A) amendments of a "housekeeping" or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this RSU Agreement or to correct or supplement any provision of this RSU Agreement that is inconsistent with any other provision of this RSU Agreement;

(B) amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of the Toronto Stock Exchange;

(C) amendments necessary for RSUs to qualify for favourable treatment under applicable tax laws;

(D) amendments to the vesting provisions of this RSU Agreement;

(E) amendments to the termination or early termination provisions of this RSU Agreement or any RSU; and

(F) amendments necessary to suspend or terminate this RSU Agreement.

The Board or the Executive Chair shall obtain shareholder approval for the following RSU Agreement amendments (and, for greater certainty, such amendments would be subject to your consent if required by clause (xxii)):

(A) increasing the number of Shares reserved for issuance under this RSU Agreement or other RSU Agreement limits, except pursuant to subsections (xviii) hereof;

(B) amendments extending the term of an Award beyond its original Settlement Date;

(C) permitting Awards to be transferred other than by testate or intestate succession; or

(D) amendments to this RSU Agreement required to be approved by shareholders under applicable law.

(xxiv) except as required by law, your rights under this RSU Agreement are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any of your debts or obligations;

(xxv) rights and obligations under this RSU Agreement may be assigned by the Corporation to a successor in the business of the Corporation, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any corporation acquiring all or substantially all of the assets or business of the Corporation;

(xxvi) no amount will be paid to, or in respect of, you under this RSU Agreement to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, you for such purpose. The Award may be exercised during your life only by you or your guardian or legal representative;

(xxvii) the RSUs shall be unfunded and the Corporation will not secure its obligations under this RSU Agreement. To the extent you or your estate holds any rights by virtue of the grant of the RSUs under this RSU Agreement, such rights shall be no greater than the rights of an unsecured creditor of the Corporation;

(xxviii) the amount of any compensation deemed to be received by you as a result of the settlement of an RSU will not constitute compensation with respect to which any other of your employee benefits are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board or the Executive Chair in writing;

(xxix) if any provision of this RSU Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions are severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction; and

(xxx) notwithstanding anything to the contrary in this RSU Agreement, the RSUs granted under the Award and the Shares issuable thereunder are subject to the Clawback Policy of the Corporation, as duly amended from time to time.

[Intentionally left blank. The next page is the signature page.]

IN WITNESS WHEREOF the Corporation and you have executed this RSU Agreement dated as of August 7, 2020.

BLACKBERRY LIMITED

By: ______________________

John Chen

Executive Chairman and Chief Executive Officer

I ACKNOWLEDGE THAT I HAVE READ THE ABOVE TERMS AND CONDITIONS. I ACKNOWLEDGE THAT THE AWARD NOTED IN THE ABOVE RSU AGREEMENT IS SUBJECT TO MY ACCEPTANCE OF THE ABOVE RSU AGREEMENT. I UNDERSTAND THAT I WILL NOT BE ABLE TO MAKE ANY ELECTIONS OR RECEIVE ANY PROCEEDS OR COMMON SHARES IN RESPECT OF THE RSUS THAT ARE THE SUBJECT MATTER OF THIS RSU AGREEMENT, UNLESS I ACCEPT AND ABIDE BY THIS RSU AGREEMENT WITH THE CORPORATION. BY SIGNING BELOW, I AM INDICATING MY ACCEPTANCE OF THE ABOVE TERMS AND CONDITIONS AND AM CREATING A BINDING AGREEMENT BETWEEN ME AND THE CORPORATION.

DocuSigned by:

By: ______________________

3F040D6F0F4545D...

Name: Thomas Eacobacci